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                     January 18, 2022

       George P. Doyle
       Chief Financial Officer
       Landmark Infrastructure Partners LP
       400 Continental Blvd., Suite 500
       El Segundo, CA 90245

                                                        Re: Landmark
Infrastructure Partners LP
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 10,
2021
                                                            File No. 001-36735

       Dear Mr. Doyle:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              David Lieberman, Esq.